THIRD SUPPLEMENTAL INDENTURE dated as of January
               30, 1997 (this "Supplemental Indenture"), between J.
               P. MORGAN & CO. INCORPORATED, a corporation duly organized and existing under the laws of the State of Delaware (the "Company") and FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION, successor to Chemical Bank (formerly Manufacturers Hanover Trust Company), a national banking association, as Trustee (hereinafter called the "Trustee", which term shall include any successor trustee appointed pursuant to Article Six of the Basic Indenture hereinafter referred to).


          WHEREAS the Company and the Trustee have entered into an Indenture, dated as of August 15, 1982, as amended by supplemental indentures, including a First Supplemental Indenture, dated as of May 5, 1986, and a Second Supplemental Indenture, dated as of February 27, 1996 (as so amended, the "Basic Indenture"), providing for the issuance from time to time of one or more series of Securities (as such term is defined in the Basic Indenture) evidencing unsecured indebtedness of the Company;

          WHEREAS the Company proposes to issue one or more series of MEDS, as described in the Indenture, but the principal amount at Maturity with respect to which is mandatorily exchangeable into Exchange Issuer Securities or, at the option of the Company, payable in cash, in either case at an Exchange Rate as described herein;

          WHEREAS Sections 8.1(f) and (d) of the Basic Indenture provide that without the consent of the Holders of Securities, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may enter into one or more indentures supplemental to the Basic Indenture (a) to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3 thereof and (b) to cure any ambiguity or to correct or supplement any provision contained in the Basic Indenture or any supplemental indenture which may be defective or inconsistent with any other provision of the Basic Indenture or any supplemental indenture or to make such other provisions in regard to matters or questions arising under the Basic Indenture or any supplemental indenture as the Board of Directors may deem necessary or desirable and which shall not materially and adversely affect the interests of the Holders of the Securities;

          WHEREAS the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Basic Indenture; and

          WHEREAS all things necessary to make this Supplemental
Indenture a valid agreement of the Company in accordance with its terms have been done.

          NOW, THEREFORE, for and in consideration of the premises and purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, without preference, priority or distinction of any of the Securities over any of the others by reason of difference in series or priority in time of issuance, negotiation or maturity thereof, or otherwise except as otherwise provided in the Basic Indenture or this Supplemental Indenture, as follows:


                              ARTICLE I

                  Amendments to the Basic Indenture

          The Basic Indenture is amended as set forth below:

          SECTION 1.01. Amendments to Authorize Additional Exchange Rate Option. The Basic Indenture is hereby amended, solely with respect to one or more series of Securities that consist of MEDS, as follows:

          (a) By amending Section 1.1 to add new definitions thereto, in the appropriate alphabetical sequence, as follows:

          "Capped Participation Percentage", with respect to any issuance of MEDS, shall have the meaning set forth in the applicable Prospectus Supplement.

          (b) By amending the second sentence of Section 13.1 to read as follows:

     "The 'Exchange Rate' with respect to each series of MEDS shall be equal to, as set forth in the applicable Prospectus Supplement and subject to adjustment as a result of certain dilution events relating to the Issuer Exchange Securities as provided for in Section 13.3, either (I) (a) if the Maturity Price (as defined below) is greater than or equal to the 'Threshold Appreciation Price' (as set forth in the applicable Prospectus Supplement), a number of Exchange Issuer Securities equal to a fraction, the numerator of which is one and the denominator of which is the sum of one and the Conversion Premium, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fractional Exchange Issuer Security per MEDS so that the value of such fractional Exchange Issuer Security (determined at the Maturity Price) is equal to the Initial Price (such fractional share being calculated to the nearest 1/10,000th of a share or, if there is not a nearest 1/10,000th of a share, to the next highest 1/10,000th of a share) and (c) if the Maturity Price is less than or equal to the Initial Price, one Exchange Issuer Security per MEDS, (II) (a) if the Maturity Price is less than or equal to the 'Capped Appreciation Price' (as set forth in the applicable Prospectus Supplement), one Exchange Issuer Security per MEDS, and (b) if the Maturity Price is greater than the Capped Appreciation Price, a fractional Exchange

     Issuer Security per MEDS so that the value of such fractional Exchange Issuer Security (determined at the Maturity Price) is equal to the Capped Appreciation Price (calculated as above) or
     (III) the Exchange Rate, as otherwise defined in any Prospectus Supplement relating to an issuance of MEDS."

          (c) By amending the first sentence of Section 13.3 to read as follows:

     "Unless otherwise specified in any Prospectus Supplement relating to an issuance of MEDS, the Exchange Rate shall be subject to adjustment from time to time as follows:"

          (d) By adding the following Section 13.7:

          "SECTION 13.7. Tax Matters. The parties hereto hereby agree, and each Holder of a MEDS issued on or after January 30, 1997, by its purchase of a MEDS hereby agrees:

          (i) to treat, for U.S. federal income tax purposes, each MEDS as a forward purchase contract to purchase Exchange Issuer Securities at Maturity (including as a result of acceleration or otherwise) (the "forward purchase contract characterization"), under the terms of which contract (a) at the time of issuance of the MEDS the Holder deposits irrevocably with the Company a fixed amount of cash equal to the purchase price of the MEDS to assure the fulfillment of the Holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at Maturity to satisfy such obligation, (b) until Maturity the Company will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the MEDS as compensation to the Holder for the Company's use of such cash deposit during the term of the MEDS, and (c) at Maturity such cash deposit unconditionally and irrevocably will be applied by the Company in full satisfaction of the Holder's obligation under the forward purchase contract, and the Company will deliver to the Holder the number of Exchange Issuer Securities that the Holder is entitled to receive at that time pursuant to the terms of the MEDS (subject to the Company's right to deliver cash in lieu of the Exchange Issuer Securities);

          (ii) to treat, consistent with the above characterization,
     (x) amounts paid to the Company in respect of the original issue of a MEDS as allocable in their entirety to the amount of the cash deposit attributable to such MEDS, and (y) amounts denominated as interest that are payable with respect to the MEDS as interest payable on the amount of such deposit, includible annually in the income of the Holder as interest income in accordance with its method of accounting; and

          (iii) to file all U.S. federal, state and local income and franchise tax returns consistent with the forward purchase contract characterization (unless required otherwise by an applicable taxing authority or notified to such effect by the Company)."

                             ARTICLE II

                            Miscellaneous

          SECTION 2.01. Single Indenture. The Basic Indenture, as supplemented and amended by this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Basic Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

          SECTION 2.02. Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

          SECTION 2.03. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

          SECTION 2.04. Severability. In case any provision in this Supplemental Indenture or in the Securities of any series shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Securities) shall not in any way be affected or impaired thereby.

          SECTION 2.05. Third Party Rights. Nothing in this
Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of each series of Securities any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

          SECTION 2.06. Applicable Law. This Supplemental Indenture and each Security of any series shall be deemed to be a contract made under the laws of the State of New York and this Supplemental Indenture and each such Security shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 2.07. Defined Terms. All terms used in this
Supplemental Indenture not otherwise defined herein that are defined in the Basic Indenture shall have the meanings set forth therein.

          SECTION 2.08. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          SECTION 2.09. Responsibility of Company. The recitals contained herein and in the Securities, except the certificate of authentication of the Trustee thereon, shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Basic Indenture, this Supplemental Indenture or of the Securities and shall not be accountable for the use or application by the Company of the Securities or the proceeds thereof.

          SECTION 2.10. Headings. The headings used herein are for convenience of reference only, are not part of this Supplemental Indenture and are not to affect the construction of, or to be taken into consideration in interpreting, this Supplemental Indenture.


          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                              J.P. MORGAN & CO. INCORPORATED,

                                by /s/ Gene A. Capello
                                  --------------------------------
                                  Name:  Gene A. Capello
                                  Title: Vice President and
                                         Assistant General Counsel
[Seal]

Attest:

/s/ Irene Ceracciolo
-----------------------
Name:  Iren Ceracciolo
Title:

                              FIRST TRUST OF NEW YORK, NATIONAL
                              ASSOCIATION, as Trustee,

                                by  /s/ Alfia Monastra
                                   -----------------------------
                                   Name:  Alfia Monastra
                                   Title: Assistant Vice
                                          President
[Seal]

Attest:

/s/ Teresita Glasgow
-----------------------
Name:  Teresita Glasgow
Title:

STATE OF NEW YORK,  )
                    ) ss.:
COUNTY OF NEW YORK, )

          On the 30th day of January 1997, before me personally came Gene A. Capello, to me known, who, being by me duly sworn, did depose and say that he/she is a Vice President and Assistant General Counsel of J. P. MORGAN & CO. INCORPORATED, one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like authority.



                                         /s/ Marion I. Pearson
                                        ----------------------------
                                               Notary Public

STATE OF NEW YORK,  )
                    ) ss.:
COUNTY OF NEW YORK, )

          On the 30th day of January 1997, before me personally came Alfia Monastra, to me known, who, being by me duly sworn, did depose and say that he/she is an Assistant Vice President of FIRST TRUST OF NEW YORK, NATIONAL ASSOCIATION, one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like authority.



                                        /s/ Joanna Ilse
                                        ----------------------------
                                               Notary Public